UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2014

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont	05701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Bond Offering

On September 25, 2014, Casella Waste Systems, Inc. (the “Company”) announced an offering of $11.0 million aggregate principal amount of Business Finance Authority of the State of New Hampshire (“BFA”) solid waste disposal revenue bonds due April 1, 2029, consisting of (i) the conversion and remarketing of $5.5 million principal amount of BFA Bonds originally issued in 2013 (the “Initial BFA Bonds”) and (ii) the issuance of $5.5 million principal amount of additional BFA Bonds (the “Additional BFA Bonds” and, together with the Initial BFA Bonds, the “BFA Bonds”). The Initial BFA Bonds are currently supported by a letter of credit under the Company’s senior credit facility (the “Senior Credit Facility”). The Initial BFA Bonds, upon conversion and remarketing, and the Additional BFA Bonds will be supported by a guaranty by substantially all of the Company’s subsidiaries. The BFA Bonds are being offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, the Company has requested that the New York State Environmental Facilities Corporation (“NYSEFC”) issue up to $25.0 million aggregate principal amount of NYSEFC solid waste disposal revenue bonds (the “NYSEFC Bonds” and, together with the BFA Bonds, the “Bonds”) in or about November 2014. An additional $15.0 million aggregate principal amount of NYSEFC Bonds may be offered under the same indenture. The Company expects that the net proceeds of the NYSEFC Bonds will be loaned to the Company by NYSEFC to enable it to repay borrowings under its revolving credit facility.

The Bonds have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

As of August 31, 2014, assuming the BFA Bonds (and $25.0 million NYSEFC Bonds) had been issued on that date and the proceeds of the BFA Bonds and the NYSEFC Bonds, net of estimated transaction costs, had been applied to the repayment of amounts outstanding under the Senior Credit Facility, the Company and the Guarantors would have had approximately $527.6 million of outstanding indebtedness (excluding approximately $51.9 million of outstanding undrawn letters of credit issued under the Senior Credit Facility) under the Senior Credit Facility, the $25.0 million principal amount of Finance Authority of Maine solid waste disposal revenue bonds, the Vermont Economic Development Authority $16.0 million principal amount of solid waste disposal revenue bonds, the NYSEFC Bonds, the BFA Bonds, and the $325.0 million principal amount of 7-3/4% Senior Subordinated Notes due 2019 (the “Senior Subordinated Notes”), and an additional $50.0 million of unused commitments under the Senior Credit Facility. As of August 31, 2014, the Company had $3.9 million of other indebtedness outstanding, including capital leases and seller financing notes. In addition, the terms of the Company’s existing indebtedness permit the Company to incur additional debt. As expected, the Company’s debt balances were up sequentially from July 31, 2014 to August 31, 2014 due to the normal working capital cycle, including the semi-annual debt service on the Senior Subordinated Notes on August 15, 2014.

A copy of the Company’s press release announcing the offering of the BFA Bonds is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. Neither this Current Report on Form 8-K nor the press release attached hereto as Exhibit 99.1 hereto shall constitute an offer to sell or the solicitation of an offer to buy the BFA Bonds, nor shall there be any sale of the BFA Bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Casella Waste Systems, Inc. dated September 25, 2014

Forward-Looking Statements

Various statements in this Current Report on Form 8-K concerning the Company’s future expectations, plans and prospects, including without limitation, statements regarding the Company’s intention to remarket or issue the BFA Bonds and the NYSEFC Bonds and the Company’s expectations regarding the use of proceeds of the NYSEFC Bonds, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the Company’s ability to consummate the offerings of the Bonds, as well as those risks more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on June 27, 2014. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company expressly disclaims any obligation to update such statements to reflect change in its expectations whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casella Waste Systems, Inc.

Date: September 25, 2014	By:	/s/ Edmond R. Coletta
Edmond R. Coletta
Senior Vice President and Chief Financial Officer

Exhibit Index

99.1	Press Release of Casella Waste Systems, Inc. dated September 25, 2014